Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-4 (Nos. 333-80621 and 333-76956) and on Form S-8 (No. 333-32320) of Vail Resorts, Inc. of our report dated October 14, 2002 relating to the financial statements of Larkspur Restaurant & Bar, LLC, which appears in this Form 10-K.

/s/ McMahan and Associates, llc

Avon, Colorado

October 28, 2002